Exhibit 10.6

Summary of oral agreement between Vertical Health Solutions, Inc. (VHS) and Vitality Systems, Inc. (Vitality)

On January 6, 2008 a verbal agreement was entered into between Vitality and VHS, whereby Vitality would pay VHS business-related expenses, including legal, accounting and other operating expenses, and VHS would reimburse Vitality from time-to-time. Interest will not be charged on outstanding balances and there will be no specific repayment terms.  Either party can terminate the agreement at any time with or without cause, at which time the outstanding balance will be immediately due and payable.